Cardiff Oncology Reports Third Quarter 2026 Results and Provides Business Update

Phase 2 trial remains ongoing, with median PFS not reached in the 30 mg onvansertib + FOLFIRI/bev arm versus median PFS of approximately 11 months in the combined SoC arms

All patients remaining in the 30 mg onvansertib + FOLFIRI/bev arm have now exceeded 21 months on treatment

Company preparing for registrational Phase 3 trial in first-line RAS-mutated mCRC, with potential start in Q1 2027

SAN DIEGO, Calif., November 12, 2026 — Cardiff Oncology, Inc. (Nasdaq: CRDF), a clinical-stage biotechnology company targeting RAS-mutated cancer by leveraging PLK1 inhibition, today announced financial results for the third quarter ended September 30, 2026, and provided a business update.

“We’re greatly encouraged by the performance of onvansertib in first-line RAS-mutated mCRC. As the data mature, the benefit of onvansertib in combination with FOLFIRI/bev is becoming more evident, with growing separation between the onvansertib and control arms,” said Mani Mohindru, PhD, President and Chief Executive Officer of Cardiff Oncology. “Building on the strength of these data, we are actively preparing for our upcoming registrational trial. There are currently no treatment options specifically approved for patients with pan RAS-mutated mCRC in the first-line setting and we believe onvansertib has the potential to become an important new treatment for these patients.”

Clinical Highlights

Randomized Phase 2 Trial in First-Line RAS-Mutated Metastatic Colorectal Cancer (“mCRC”) Ongoing

Cardiff’s randomized Phase 2 trial evaluating onvansertib in combination with FOLFIRI/ bevacizumab (“bev”) or FOLFOX/bev as first-line therapy in patients with RAS-mutated mCRC remains ongoing. Median progression-free survival (“PFS”) has not been reached in the 30 mg onvansertib + FOLFIRI/bev arm, the Company’s proposed Phase 3 regimen.

As of September 28, 2026, 6 patients remain on the FOLFIRI/bev regimen, with 5 patients in the onvansertib (20 or 30 mg) + FOLFIRI/bev arms and 1 patient on standard-of-care (“SoC”) FOLFIRI/bev. Patients who remain in the 30 mg onvansertib + FOLFIRI/bev arm have been on treatment for at least 21 months, with the longest duration of treatment being over 29 months.

For comparison, the median PFS in the combined SoC arms has been reached at approximately 11 months, consistent with what has been historically reported.

Corporate Updates

·
In July, Cardiff completed a $10 million registered direct offering of common stock and warrants to support working capital and general corporate purposes. The full press release is available here.
·
In September, Cardiff and its licensor, Nerviano Medical Sciences S.r.l. (“NMS”), resolved all outstanding disputes regarding global rights to onvansertib and amended their 2017 exclusive license agreement. The full press release is available here.
·
In October, Cardiff appointed Leila Alland, MD, as interim Chief Medical Officer. Dr. Alland is a seasoned oncology executive who has served as Chief Medical Officer at several clinical-stage biotechnology companies and previously held leadership positions at AstraZeneca, Bristol Myers Squibb, Novartis and Schering-Plough, where she contributed to the development and approval of multiple oncology therapies. The full press release is available here.

Upcoming Events

·
Cardiff management will present at the UBS Global Biopharma Conference and participate in one-on-one investor meetings on November 16–17, 2026. Dr. Mohindru’s presentation is scheduled for November 16 at 2:40 p.m. GMT. A live webcast and replay will be available in the “Events” section of the Cardiff Oncology website.
·
Updated data from an investigator-sponsored clinical trial in CMML will be presented at the American Society of Hematology (“ASH”) Annual Meeting on December 13, 2026.

Third Quarter 2026 Financial Results

Liquidity, cash burn, and cash runway

As of September 30, 2026, Cardiff Oncology had approximately $33.8 million in cash, cash equivalents, and short-term investments. Net cash used in operating activities for the nine months ended September 30, 2026 was approximately $33.9 million, an increase of $2.0 million from $31.9 million for the same period in 2025. In July 2026, the Company raised net proceeds of approximately $9.1 million in a registered direct offering. Based on its current expectations and projections, the Company believes its current cash resources are sufficient to fund its operations to the end of the third quarter of 2027.

Operating results

Total operating expenses were approximately $32.0 million for the nine months ended September 30, 2026, a decrease of $9.5 million from $41.5 million for the same period in 2025. R&D expenses decreased by $12.5 million, reflecting the completion of clinical trials, fewer patients on treatment in the Phase 2 mCRC trial, a reduction in preclinical activities, and completion of chemistry, manufacturing and controls (“CMC”) activities as the Company prepares for its planned Phase 3 mCRC trial. SG&A expenses increased by $3.1 million, driven by legal and professional fees related to the Company’s dispute with NMS, which was resolved on September 14, 2026, and also by employee severance costs. Net loss was $30.4 million, compared with $38.6 million for the prior year period.

About Cardiff Oncology, Inc.

Cardiff Oncology is a clinical-stage biotechnology company targeting RAS-mutated cancers via innovative cancer treatments focused on PLK1 inhibition, a validated oncology target with practice-changing potential. Our lead asset, onvansertib, is a highly specific, oral PLK1 inhibitor currently being evaluated in a Phase 2 trial for first-line treatment of RAS-mutated metastatic colorectal cancer (“mCRC”), addressing a large, underserved patient population with high unmet need. Onvansertib is also under investigation in other PLK1-driven cancers through ongoing investigator-initiated trials and has shown robust single-agent clinical activity in hard-to-treat tumors. By targeting tumor vulnerabilities, we aim to overcome treatment resistance and deliver improved clinical outcomes for patients.

For more information, please visit https://www.cardiffoncology.com.

Forward-Looking Statements

Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified using words such as “anticipate,” “believe,” “forecast,” “estimated” and “intend” or other similar terms or expressions that concern Cardiff Oncology's expectations, strategy, plans or intentions. These forward-looking statements are based on Cardiff Oncology's current expectations and actual results could differ materially.

There are several factors that could cause actual events to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, uncertainties associated with clinical development and regulatory approvals; the possibility that results from earlier clinical studies may not be predictive of future results; risks related to the timing, initiation, conduct and completion of clinical trials; the Company's need for additional financing; dependence on key personnel and third parties; competition; intellectual property risks; and other factors described in Cardiff Oncology's filings with the Securities and Exchange Commission. There can be no assurance that onvansertib will receive regulatory approval for any indication or prove commercially successful.

Investors should read the risk factors set forth in Cardiff Oncology's Form 10-K for the year ended December 31, 2025, and other periodic reports filed with the Securities and Exchange Commission. Forward-looking statements included herein are made as of the date hereof, and Cardiff Oncology does not undertake any obligation to update publicly such statements to reflect subsequent events or circumstances.

Investor Contact:
Candice Masse
astr partners
candice.masse@astrpartners.com

Media Contact:
Amy Bonanno
Lyra Strategic Advisory
abonanno@lyraadvisory.com

Cardiff Oncology, Inc.

Condensed Statements of Operations

(in thousands, except for per share amounts)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025
Royalty revenues	$171	$120	$316	$350
Costs and expenses:
Research and development	5,029	8,197	17,709	30,254
Selling, general and administrative	4,361	3,897	14,291	11,229
Total operating expenses	9,390	12,094	32,000	41,483

Loss from operations	(9,219)	(11,974)	(31,684)	(41,133)

Other income (expense), net:
Interest income	363	716	1,251	2,492
Other income (expense), net	(1)	0	(1)	6
Total other income (expense), net	362	716	1,250	2,498

Net loss	(8,857)	(11,258)	(30,434)	(38,635)

Preferred stock dividend	(6)	(6)	(18)	(18)

Net loss attributable to common stockholders	$(8,863)	$(11,264)	$(30,452)	$(38,653)

Net loss per common share — basic and diluted	$(0.12)	$(0.17)	$(0.43)	$(0.58)

Weighted-average shares outstanding — basic and diluted	76,178	66,879	71,004	66,644

Cardiff Oncology, Inc.

Condensed Balance Sheets

(in thousands)

(unaudited)

	September 30, 2026	December 31, 2025
Assets
Current assets:
Cash and cash equivalents	$12,060	$17,470
Short-term investments	21,730	40,834
Accounts receivable and unbilled receivable	90	182
Prepaid expenses and other current assets	1,146	1,642
Total current assets	35,026	60,128
Property and equipment, net	364	578
Operating lease right-of-use assets	225	629
Other assets	799	549
Total Assets	$36,414	$61,884

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$693	$8,087
Accrued liabilities	7,358	7,577
Operating lease liabilities	265	730
Total current liabilities	8,316	16,394
Operating lease liabilities, net of current portion	—	102
Total Liabilities	8,316	16,496

Stockholders’ equity	28,098	45,388
Total liabilities and stockholders’ equity	$36,414	$61,884